ISSUER FREE WRITING PROSPECTUS NO. 446AB

Filed Pursuant to Rule 433

Registration Statement No. 333-137902

Dated July 10, 2008

Return Optimization Securities with Partial Protection

Linked to the iShares® MSCI Emerging MarketsSM Index Fund

Enhanced Return Strategies for Moderate–Return Environments

Deutsche Bank AG $• Return Optimization Securities with Partial Protection linked to the iShares® MSCI Emerging MarketsSM Index Fund due on or about January 29, 2010

Investment Description

Return Optimization Securities (“ROS”) are securities issued by Deutsche Bank AG with returns linked to the performance of an index fund. ROS are designed to enhance index fund returns in a moderate-return environment—meaning an environment in which stocks generally experience moderate appreciation. If the Index Fund Return is positive, at maturity you will receive your initial investment plus two (2) times the Index Fund Return, up to the Maximum Gain, providing you with an opportunity to outperform the Index Fund . If the Index Fund Return is negative, at maturity you will receive principal protection for the first 10% decline in the Index Fund. The partial protection feature only applies if you hold the ROS to maturity. Investing in ROS is subject to significant risks, including potential loss of up to 90% of your initial investment, limited appreciation at maturity and Deutsche Bank AG’s credit risk.

Features

❑	Potential to enhance returns in a moderate return environment

❑	2x leverage up to the Maximum Gain on the ROS

❑	1 for 1 exposure to any negative performance of the iShares® MSCI Emerging MarketsSM Index Fund below -10%

❑	At maturity, investors will receive a cash payment equal to at least 10% of their initial investment

Key Dates1

Trade Date	July 28, 2008

Settlement Date[2]	July 31, 2008

Final Valuation Date[2]	January 25, 2010

Maturity Date[3]	January 29, 2010

CUSIP	25154H 35 0

ISIN	US25154H3509

1 The ROS are expected to price on or about July 28, 2008 and settle on or about July 31, 2008. In the event that we make any changes to the expected Trade Date and Settlement Date, the Final Valuation Date and Maturity Date will be changed to ensure that the stated term of the ROS remains the same.

2 Subject to postponement and as described under “Description of Securities—Adjustments to Valuation Dates and Payment Dates” in the accompanying product supplement.

3 In the event the Final Valuation Date is postponed due to a market disruption event, the Maturity Date will be the third business day after the Final Valuation date as postponed.

Security Offerings

We are offering Return Optimization Securities with Partial Protection linked to the performance of the iShares® MSCI Emerging MarketsSM Index Fund (the “Index Fund”). If the Index Fund Return is positive over the term of the ROS, at maturity investors will receive their initial investment plus a return equal to 2x the Index Fund Return, up to the Maximum Gain. If the Index Fund Return is negative over the term of the ROS, at maturity investors will receive protection for the first 10% decline in the Index Fund and lose 1% of the face amount per ROS for each 1% the Index Fund Return is below -10%.

See “Additional Terms Specific to the ROS” in this free writing prospectus. The ROS will have the terms specified in the prospectus dated October 10, 2006, the prospectus supplement dated November 13, 2006, product supplement AB dated July 9, 2008 and this free writing prospectus. See “Key Risks” on page 4 of this free writing prospectus and “Risk Factors” beginning on page 8 in the accompanying product supplement AB for risks related to investing in the ROS.

Deutsche Bank AG has filed a registration statement (including the prospectus dated October 10, 2006, as supplemented by the prospectus supplement dated November 13, 2006 and product supplement AB dated July 9, 2008) with the Securities and Exchange Commission, or SEC, for the offering to which this free writing prospectus relates. Before you invest in the ROS offered hereby, you should read these documents and any other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001159508. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, product supplement, underlying supplement and this free writing prospectus if you so request by calling toll-free 1-800-311-4409.

You may revoke your offer to purchase ROS at any time prior to the time at which we accept such offer by notifying the applicable agent. We reserve the right to change the terms of, or reject any offer to purchase, ROS prior to their issuance. We will notify you in the event of any changes to the terms of the ROS, and you will be asked to accept such changes in connection with your purchase of the ROS. You may also choose to reject such changes, in which case we may reject your offer to purchase ROS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of ROS or passed upon the accuracy or the adequacy of this free writing prospectus, the accompanying prospectus, the prospectus supplement and product supplement AB. Any representation to the contrary is a criminal offense. ROS are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

Offering of Securities	Price to Public	Discounts and Commissions(1)	Proceeds to Us
Return Optimization Securities with Partial Protection linked to the iShares® MSCI Emerging MarketsSM Index Fund

Per ROS	$10.00	$0.175	$9.825

Total

(1) For more detailed information about discounts and commissions, please see “Supplemental Plan of Distribution” on the last page of this free writing prospectus.

UBS Financial Services Inc.	Deutsche Bank Securities

Additional Terms Specific to the ROS

You should read this free writing prospectus, together with the prospectus dated October 10, 2006, as supplemented by the prospectus supplement dated November 13, 2006 relating to our Series A global notes of which the ROS are a part, and the more detailed information contained in product supplement AB dated July 9, 2008. You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

♦	Product supplement AB dated July 9, 2008:

http://www.sec.gov/Archives/edgar/data/1159508/000119312508148826/d424b21.pdf

♦	Prospectus supplement dated November 13, 2006:

http://www.sec.gov/Archives/edgar/data/1159508/000119312506233129/d424b3.htm

♦	Prospectus dated October 10, 2006:

http://www.sec.gov/Archives/edgar/data/1159508/000095012306012432/u50845fv3asr.htm

References to “Deutsche Bank AG,” “we,” “our” and “us” refer to Deutsche Bank AG, including, as the context requires, acting through one of its branches. In this free writing prospectus, “ROS” refers to the Return Optimization Securities with Partial Protection that are offered hereby, unless the context otherwise requires. This free writing prospectus, together with the documents listed above, contains the terms of the ROS and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” in this free writing prospectus and “Risk Factors” in the accompanying product supplement, as the ROS involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the ROS.

Investor Suitability

The ROS may be suitable for you if:

♦

You believe that the Index Fund will appreciate moderately—meaning that you believe the Index Fund will appreciate over the term of the ROS, although such appreciation is unlikely to exceed the indicative Maximum Gain at maturity.

♦	You are willing to risk losing up to 90% of your initial investment.

♦	You are willing to forgo dividends paid on the stocks included in the Index Fund or any distributions paid by the Index Fund.

♦	You do not seek current income from this investment.

♦	You are willing and able to hold the ROS to maturity.

♦	You are willing to invest in securities for which there may be little or no secondary market.

The ROS may not be suitable for you if:

♦	You do not believe the Index Fund will appreciate over the term of the ROS, or you believe the Index Fund will appreciate by more than the indicative Maximum Gain at maturity.

♦	You are unwilling to make an investment that is exposed to the downside performance risk of the Index Fund beyond the Protection Percentage of 10% of your initial investment.

♦	You seek an investment that is exposed to the full potential appreciation of the Index Fund, without a cap on participation.

♦	You prefer to receive the dividends paid on any stocks included in the Index Fund or any distributions paid by the Index Fund.

♦	You seek current income from this investment.

♦	You are unable or unwilling to hold the ROS to maturity.

♦	You seek an investment for which there will be an active secondary market.

Indicative Terms

Issuer	Deutsche Bank AG, London Branch

Issue Price	$10.00 per ROS

Term	18 months

Protection Percentage	10%

Multiplier	2

Maximum Gain	24.50% to 27.00%. The actual Maximum Gain will be determined on the Trade Date.

Payment at Maturity (per $10.00)

If the Index Fund Return is positive, you will receive a cash payment per $10.00 ROS face amount that provides you with a return on your investment equal to the Index Fund Return multiplied by 2, subject to the Maximum Gain. Your final payment per $10.00 ROS face amount will be equal to the lesser of:

$10.00 + ($10.00 x Index Fund Return x Multiplier); and

$10.00 + ($10.00 x Maximum Gain)

If the Index Fund Return is zero or negative and the decline from the Index Fund Starting Level to the Index Fund Ending Level is equal to or less than the Protection Percentage, you will receive a cash payment of $10.00.

If the Index Fund Return is negative and the decline from the Index Fund Starting Level to Index Fund Ending Level is greater than the Protection Percentage, you will receive:

$10.00 + [$10.00 x (Index Fund Return + Protection Percentage)]

Index Fund Return	Index Fund Ending Level – Index Fund Starting Level Index Fund Starting Level

Index Fund Starting Level	The closing price of the Index Fund on the Trade Date.

Index Fund Ending Level	The closing price of the Index Fund on the Final Valuation Date times the Share Adjustment Factor.

Share Adjustment Factor	1.0, subject to adjustment as described under “Antidilution Adjustment for Funds” in the accompanying product supplement

The performance of ROS will depend on the performance of the Index Fund.

Determining Payment at Maturity Per $10.00 ROS

The percentage change from the Index Fund Starting Level to the Index Fund Ending Level

You will receive a cash payment per $10.00 ROS face amount that provides you with a return on your investment equal to the Index Fund Return multiplied by 2, subject to the Maximum Gain. Your final payment per $10.00 ROS face amount will be equal to the lesser of:

$10.00 + ($10.00 x Index Fund Return x Multiplier); and $10.00 + ($10.00 x Maximum Gain)

You will receive a cash payment of $10.00
You will receive: $10.00 + [$10.00 x (Index Fund Return + Protection Percentage)]

In this scenario, you could lose up to $9.00 per ROS depending on how much the Index Fund declines.

What are the Tax Consequences of the ROS?

You should review carefully the section of the accompanying product supplement entitled “Certain U.S. Federal Income Tax Consequences.” Although the tax consequences of an investment in the ROS are uncertain, we believe the ROS should be treated as prepaid financial contracts for U.S. federal income tax purposes. Based on current law, under this treatment you should not be required to recognize taxable income prior to the maturity of your ROS, other than pursuant to a sale or exchange, and your gain or loss on the ROS should be long-term capital gain or loss if you hold the ROS for more than one year, subject to the potential application of the “constructive ownership” regime discussed below. If, however, the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the ROS, the timing and/or character of income on the ROS might differ materially and adversely from the description herein. We do not plan to request a ruling from the IRS, and no assurance can be given that the IRS or a court will agree with the tax treatment described in this term sheet and the accompanying product supplement.

Even if the treatment of the ROS as prepaid financial contracts is respected, the ROS could be treated as subject to the “constructive ownership” regime of Section 1260 of the Internal Revenue Code of 1986, as amended. In that case, all or a portion of any long-term capital gain you would otherwise recognize on a sale, exchange or retirement of the ROS would be recharacterized as ordinary income to the extent such gain exceeded the “net underlying long-term capital gain” (which, although the matter is unclear, may equal the amount of long-term capital gain you would have recognized if you had invested the face amount of the ROS sold, exchanged or retired in shares of the Index Fund on the issue date and sold those shares for their fair market value on the date your ROS are sold, exchanged, or retired). Any long-term capital gain recharacterized as ordinary income would be treated as accruing at a constant rate over the term you held the ROS in question, and you would be subject to an interest charge in respect of the deemed tax liability on the income treated as accruing in prior tax years.

On December 7, 2007, the Department of the Treasury (“Treasury”) and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the ROS. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. holders should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the ROS, possibly with retroactive effect.

Under current law, the United Kingdom will not impose withholding tax on payments made with respect to the ROS.

For a discussion of certain German tax considerations relating to the ROS, you should refer to the section of the accompanying prospectus supplement entitled “Taxation by Germany of Non-Resident Holders.”

We do not provide any advice on tax matters. Both U.S. and non-U.S. holders should consult their tax advisers regarding all aspects of the U.S. federal tax consequences of investing in the ROS (including possible alternative treatments, the potential application of the “constructive ownership” regime, and the issues presented by the December 7, 2007 notice), as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Key Risks

An investment in this ROS offering involves significant risks. Some of the risks that apply to an investment in the ROS offered hereby are summarized below, but we urge you to read the more detailed explanation of risks relating to the ROS generally in the “Risk Factors” section of the accompanying product supplement AB. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the ROS offered hereby.

♦

You may lose up to 90% of your initial investment – The ROS do not guarantee any return of your initial investment in excess of $1.00 per $10.00 ROS face amount. If the Index Fund Ending Level is less than the Index Fund Starting Level by more than the Protection Percentage, for every 1% decline in the Index Fund beyond the Protection Percentage, you will lose 1% of your initial investment. The partial protection feature only applies if you hold the ROS to maturity.

♦

No assurances of moderate-return environment – While the ROS are structured to provide enhanced returns in a moderate-return environment, we cannot assure you of the economic environment during the term or at maturity of your ROS.

♦	Maximum return – Your appreciation potential is limited to the Maximum Gain even if the Index Fund Return is greater than the Maximum Gain.

♦	Credit of issuer – An investment in the ROS is subject to the credit risk of Deutsche Bank AG, and the actual and perceived creditworthiness of Deutsche Bank AG may affect the market value of the ROS.

♦

No periodic coupon payments, dividend payments or voting rights – As a holder of ROS, you will not receive periodic coupon payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of component stocks underlying the Index Fund would have.

♦	ROS not the same as the Index Fund – Owning the ROS is not the same as owning the stocks composing the Index Fund or a security directly linked to the performance of the Index Fund.

♦	Limited liquidity – The ROS offered hereby will not be listed and there will not be an active secondary trading market.

♦

Price prior to maturity – The market price for the ROS will be influenced by many unpredictable and interrelated factors, including the level of the Index Fund; the volatility of the Index Fund; the composition of the Index Fund; the dividend rate on the stocks composing the Index Fund and changes that affect those stocks and their issuers; the time remaining to the maturity of the ROS; interest rates in the markets; geopolitical conditions and economic, financial, political and regulatory or judicial events; and the creditworthiness of Deutsche Bank AG.

♦

Impact of fees on secondary market prices – Generally, the price of the ROS in the secondary market is likely to be lower than $10.00 per ROS on the issue date, because the issue price includes and the secondary market prices are likely to exclude commissions, hedging costs or other compensation paid with respect to the ROS.

♦

Anti-dilution protection is limited – The calculation agent is not required to make adjustments in response to all events that could affect the shares of the Index Fund. If an event occurs that does not require the calculation agent to make an adjustment to the Share Adjustment Factor, the value of your securities may be materially and adversely affected.

♦

The performance of the Index Fund may not correlate perfectly with the performance of the Index – The shares of the Index Fund are traded on NYSE Arca, Inc. (the “NYSE”) and are subject to market supply and investor demand and the market value of one share of the Index Fund may differ from the net asset value per share of the Index Fund. In addition, the Index Fund will reflect transaction costs and fees that are not included in the calculation of the Index. Because of the imperfect correlation between the performance of the Index Fund and the performance of the Index, the return on the securities will not be the same as an investment directly in the Index Fund or in the Index or in the equity securities included in the Index, and will not be the same as a debt security with a payment at maturity linked to the performance of the Index.

♦

Currency markets risk – The ROS are subject to currency exchange rate risk through their exposure to the performance of the Index Fund. Because the price of shares in the Index Fund generally reflects the U.S. dollar value of the securities underlying the index it is designed to track, you will be exposed to currency exchange rate risk with respect to each of the currencies in which those constituent securities trade. Exposure to currency rate changes will depend on the extent to which such currencies strengthen or weaken against the U.S. dollar and the relative weight of each currency. If, taking into account such weighting, the dollar strengthens against the currencies of the component securities of the index the Index Fund is designed to track, the performance of such Index Fund may be adversely affected which may adversely affect the return on the ROS. Currency markets may be highly volatile, particularly in relation to emerging or developing nations’ currencies. Significant changes, including changes in liquidity and prices, can occur in such markets within very short periods of time. Foreign currency rate risks include, but are not limited to, convertibility risk and market volatility and potential interference by foreign governments through regulation of local markets, foreign investment or particular transactions in foreign currency. These factors may affect the performance of the Index Fund and thus the value of your ROS.

♦

Emerging markets risk – The value of the ROS is subject to the political and economic risks of emerging market countries through the iShares® MSCI Emerging MarketsSM Index Fund, which is designed to track the MSCI Emerging MarketsSM Index. The MSCI Emerging MarketsSM Index includes companies that are located in emerging market countries and whose securities trade on the exchanges of emerging market countries. In recent years, some emerging markets have undergone significant political, economic and social upheaval. Such far-reaching changes have resulted in constitutional and social tensions and, in some cases, instability and reaction against market reforms has occurred. With respect to any emerging market nation, there is the possibility of nationalization, expropriation or confiscation, political changes, government regulation and social instability. There can be no assurance that future political changes will not adversely affect the economic conditions of an emerging market nation. Political or economic instability could have an adverse effect on the market value and payment at maturity of your ROS.

♦

Non-U.S. securities markets risk – The stocks included in the index that is generally tracked by the Index Fund have been issued by foreign companies in foreign securities markets. These stocks may be more volatile and may be subject to different political, market, economic, exchange rate, regulatory and other risks which may have a negative impact on the performance of the ROS linked to this Index Fund.

♦

Potential Deutsche Bank AG impact on price – Trading or transactions by Deutsche Bank AG or its affiliates in the stocks composing the Index, or in futures, options, exchange-traded funds or other derivative products on the stocks comprising the Index Fund, may adversely affect the market value of the stocks composing the Index Fund, the level of the Index Fund, and, therefore, the market value of the offering of ROS.

♦

Potential conflict of interest – Deutsche Bank AG and its affiliates may engage in business with the issuers of the stocks composing the Index Fund, which may present a conflict between the obligations of Deutsche Bank AG and you, as a holder of the ROS. The calculation agent, an affiliate of Deutsche Bank AG, will determine the Index Fund Return and payment at maturity based on observed levels of the Index Fund in the market. The calculation agent can postpone the determination of the Index Fund Return or the Maturity Date if a market disruption event occurs on the Final Valuation Date.

♦

Potentially inconsistent research, opinions or recommendations by Deutsche Bank AG and UBS AG – Deutsche Bank AG, UBS AG or any of their affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the ROS. Any such research, opinions or recommendations could affect the value of the Index Fund or the stocks included in the Index, and therefore the market value of the ROS.

♦

Unclear Tax Consequences – There is no direct legal authority regarding the proper U.S. federal income tax treatment of the ROS, and we do not plan to request a ruling from the IRS. Consequently, significant aspects of the tax treatment of the ROS are uncertain, and no assurance can be given that the IRS or a court will agree with the treatment of the ROS as prepaid financial contracts. If the IRS were successful in asserting an alternative treatment for the ROS, the timing and/or character of income thereon might differ materially and adversely from the description herein. Even if the treatment of the ROS as prepaid financial contracts is respected, the ROS could be treated as subject to the “constructive ownership” regime of Section 1260 of the Code. In that case, all or a portion of any long-term capital gain you would otherwise recognize on a sale, exchange or retirement of the ROS would be recharacterized as ordinary income to the extent such gain exceeded the “net underlying long-term capital gain,” and an interest charge would apply with respect to the deemed tax liability that would have been incurred if such income had accrued at a constant yield over the period you held the ROS. As described above under “Certain Tax Consequences,” on December 7, 2007, Treasury and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments, such as the ROS. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the ROS, possibly with retroactive effect. Both U.S. and non-U.S. holders should review carefully the section of the accompanying product supplement entitled “Certain U.S. Federal Income Tax Consequences,” and consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the ROS (including possible alternative treatments, the potential application of the “constructive ownership” regime, and the issues presented by the December 7, 2007 notice), as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Scenario Analysis and Examples at Maturity

The following scenario analysis and examples assume a Maximum Gain of 25.75% and a range of performance for the iShares® MSCI Emerging MarketsSM Index Fund from +40% to -40%. The actual Maximum Gain will be set on the Trade Date.

Example 1 – On the Final Valuation Date, the iShares ® MSCI Emerging MarketsSM Index Fund closes 3% above the Index Fund Starting Level. Since the Index Fund Return is 3%, you will receive two times the Index Fund Return, or a 6% total return, and the payment at maturity per $10.00 ROS will be calculated as follows: $10.00 + ($10.00 x (2 x 3%)) = $10.00 + $0.60 = $10.60.

Example 2 – On the Final Valuation Date, the iShares® MSCI Emerging MarketsSM Index Fund closes 20% above the Index Fund Starting Level. Since two times the Index Fund Return of 20% is more than the Maximum Gain of 25.75%, you will receive the Maximum Gain of 25.75%, or $12.575 per $10.00 ROS.

Example 3 – On the Final Valuation Date, the iShares® MSCI Emerging MarketsSM Index Fund closes 3% below the Index Fund Starting Level. Since the decline from the Index Fund Starting Level to the Index Fund Ending Level is less than the Protection Percentage, you will receive a cash payment of $10.00 per $10.00 ROS.

Example 4 – On the Final Valuation Date, the iShares® MSCI Emerging MarketsSM Index Fund closes 20% below the Index Fund Starting Level. Since the decline from the Index Fund Starting Level to the Index Fund Ending Level is greater than the Protection Percentage, you will receive a cash payment of $9.00 per $10.00 ROS, calculated as follows: $10.00 + [$10.00 x (-20% + 10%)].

iShares® MSCI Emerging MarketsSM Index Fund

We have obtained all information contained in this free writing prospectus regarding the iShares® MSCI Emerging MarketsSM Index Fund (the “MSCI Emerging Markets Index Fund”) from publicly available information. That information reflects the policies of, and is subject to change by, iShares® Inc. (“iShares®”), Barclays Global Investors, N.A. (“BGI”), and Barclays Global Fund Advisors (“BGFA”). The MSCI Emerging Markets Index Fund is an investment portfolio maintained and managed by iShares® and is one of numerous separate investment portfolios that comprise the ishares Trust (the “Trust”), a registered investment company. BGFA is the investment advisor to the MSCI Emerging Markets Index Fund. The MSCI Emerging Markets Index Fund is an exchange traded fund (“ETF”) that trades on NYSE Arca under the ticker symbol “EEM.” BGFA provides an investment program for each fund under the Trust and manages the investments of its assets. BGFA uses teams of portfolio managers, investment strategists and other investment specialists. BGFA also arranges for transfer agency, custody, fund administration and all other non-distribution related services necessary for the MSCI Emerging Markets Index Fund to operate. Under an investment advisory agreement, BGFA is responsible for all expenses of the Trust, including the cost of the transfer agency, custody, fund administration, legal, audit and other services, except interest expense and taxes, brokerage expenses, distribution fees or expenses, and extraordinary expenses.

BGFA uses a representative sampling strategy for the MSCI Emerging Markets Index Fund, according to which it invests in a representative sample of stocks underlying the MSCI Emerging MarketsSM Index that collectively has an investment profile similar to the MSCI Emerging MarketsSM Index. BGFA expects that, over time, the correlation between the MSCI Emerging Markets Index Fund’s performance and that of the MSCI Emerging Markets SM Index, before fees and expenses, will be 95% or better. The MSCI Emerging MarketsSM Index is further described below.

The shares of the MSCI Emerging Markets Index Fund are registered under the Exchange Act. Companies with securities registered under the Exchange Act are required periodically to file certain financial and other information specified by the SEC. Information provided to or filed with the SEC can be inspected and copied at the public reference facilities maintained by the SEC at Room 1580,100 F Street, NE, Washington, DC 20549 and copies of such material can be obtained from the Public Reference Section of the SEC, 100 F Street, NE, Washington, DC 20549, at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling 1-800-SEC-0330. In addition, information provided to or filed with the SEC electronically can be accessed through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. In addition, information regarding the Index Fund may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. We make no representation or warranty as to the accuracy or completeness of these reports.

This free writing prospectus relates only to the ROS offered hereby and does not relate to the shares of the MSCI Emerging Markets Index Fund. We have derived all disclosures contained in this free writing prospectus regarding the MSCI Emerging Markets Index Fund from publicly available documents. Neither we nor the agent nor its affiliates have participated in the preparation of such documents or made any due diligence inquiry with respect to the MSCI Emerging Markets Index Fund in connection with the offering of the ROS. Neither we nor the agent nor its affiliates make any representation that such publicly available documents or any other publicly available information regarding the MSCI Emerging Markets Index Fund are accurate or complete. Furthermore, we cannot give any assurance that all the events occurring prior to the date of this free writing prospectus (including events that would affect the accuracy or completeness of the publicly available documents described in the preceding paragraph) that would affect the trading price of the shares of the MSCI Emerging Markets Index Fund have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning the MSCI Emerging Markets Index Fund could affect the value you will receive on the Maturity Date with respect to the ROS and therefore the market value of the ROS. Neither we nor any of our affiliates have any obligation to disclose any information about the MSCI Emerging Markets Index Fund or after the date of this free writing prospectus.

Neither we nor any of our affiliates makes any representation to you as to the performance of the shares of the MSCI Emerging Markets Index Fund. As a prospective purchaser of ROS, you should undertake such independent investigation of the MSCI Emerging Markets Index Fund as in your judgment is appropriate to make an informed decision with respect to an investment in the shares of the MSCI Emerging Markets Index Fund.

You can obtain the level of the iShares® MSCI Emerging Markets Index Fund at any time from the Bloomberg Financial Market page “EEM<GO>“ or from the iShares® website at www.ishares.com.

Information contained in the iShares® website referenced above is not incorporated by reference herein.

The graph below illustrates the performance of the iShares® MSCI Emerging MarketsSM Index Fund from January 1, 1998 to July 8, 2008. The historical levels of the iShares® MSCI Emerging MarketsSM Index Fund should not be taken as an indication of future performance.

Source – Bloomberg L.P.

The closing level of the iShares® MSCI Emerging MarketsSM Index Fund on July 8, 2008 was 130.25.

License Agreement with BGI

We have entered into an agreement with BGI providing us and certain of our affiliates or subsidiaries identified in that agreement with a non-exclusive license and, for a fee, with the right to use the iShares® MSCI Emerging MarketsSM Index Fund, which is owned and published by BGI, in connection with certain securities, including the ROS.

ISHARES® IS A REGISTERED MARK OF BGI. BGI HAS LICENSED CERTAIN TRADEMARKS AND TRADE NAMES OF BGI TO DEUTSCHE BANK AG. THE RETURN OPTIMIZATION SECURITIES WITH PARTIAL PROTECTION LINKED TO THE ISHARES® MSCI EMERGING MARKETSSM INDEX FUND ARE NOT SPONSORED, ENDORSED, SOLD, OR PROMOTED BY BGI. BGI MAKES NO REPRESENTATIONS OR WARRANTIES TO THE OWNERS OF THE ISHARES® MSCI EMERGING MARKETSSM INDEX FUND OR ANY MEMBER OF THE PUBLIC REGARDING THE ADVISABILITY OF INVESTING IN THE ROS. BGI HAS NO OBLIGATION OR LIABILITY IN CONNECTION WITH THE OPERATION, MARKETING, TRADING OR SALE OF THE ROS.

The MSCI Emerging Markets IndexSM

We have derived all information contained in this term sheet regarding the MSCI Emerging Markets IndexSM, (the “Emerging Markets Index”) including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. The Emerging Markets Index is a free float-adjusted market capitalization stock index calculated in U.S. dollars, published and disseminated by MSCI. MSCI has no obligation to continue to calculate and publish, and may discontinue calculation and publication of the Emerging Markets Index. We make no representation or warranty as to the accuracy or completeness of the information derived from these public sources.

The Emerging Markets Index was developed by MSCI as an equity benchmark for international stock performance and is designed to measure equity market performance in the global emerging markets. The Emerging Markets Index originated on December 31, 1987. As of July 4, 2008, the Emerging Markets Index consisted of MSCI indices for the following 25 countries (the “Emerging Markets Component Country Indices”): Argentina, Brazil, Chile, China, Colombia, Czech Republic, Egypt, Hungary, India, Indonesia, Israel, Jordan, Malaysia, Mexico, Morocco, Pakistan, Peru, Philippines, Poland, Russia, South Africa, South Korea, Taiwan, Thailand and Turkey, and the three largest industries represented in the Emerging Markets Index were energy, financials and materials. Each of the Emerging Markets Index Component Country Indices is a sampling of equity securities across industry groups in such country’s equity markets (the “Emerging Markets Component Securities”). The countries included in the Emerging Markets Index are all countries classified by MSCI as EMs.

Prices used for the Emerging Markets Component Securities in calculating the Emerging Markets Index level are the official exchange closing prices or prices accepted as such in the relevant market. In general, all prices are taken from the main stock exchange in each market. MSCI converts the closing prices into U.S. dollars on a real-time basis and publishes and disseminates the Emerging Markets Index daily on its website and through numerous data vendors, and disseminates the Emerging Markets Index level every 60 seconds during market trading hours on Bloomberg Financial Markets and Reuters Limited. The Emerging Markets Index is reported by Bloomberg Financial Markets under ticker symbol “MXEF.”

Constructing the Emerging Markets IndexSM

MSCI undertakes an index construction process, which involves: (i) defining the Equity Universe; (ii) determining the Market Investable Equity Universe for each market; (iii) determining market capitalization size segments for each market; (iv) applying Index Continuity Rules for the MSCI Standard Index; (v) creating style segments within each size segment within each market; and (vi) classifying securities under the Global Industry Classification Standard (the “GICS”).

Defining the Equity Universe

(i) Identifying Eligible Equity Securities: The Equity Universe initially looks at securities listed in any of the countries in the MSCI Global Index Series, which will be classified as either DMs or Emerging Markets (“EM”). All listed equity securities, or listed securities that exhibit characteristics of equity securities, except mutual funds, ETFs, equity derivatives, limited partnerships, and most investment trusts, are eligible for inclusion in the Equity Universe. Real Estate Investment Trusts (“REITs”) in some countries and certain income trusts in Canada are also eligible for inclusion.

(ii) Country Classification of Eligible Securities: Each company and its securities (i.e., share classes) are classified in one and only one country, which allows for a distinctive sorting of each company by its respective country.

Determining the Market Investable Equity Universes

A Market Investable Equity Universe for a market is derived by applying investability screens to individual companies and securities in the Equity Universe that are classified in that market. A market is equivalent to a single country, except in DM Europe, where all DM countries in Europe are aggregated into a single market for index construction purposes. Subsequently, individual DM Europe country indices within the MSCI Europe Index are derived from the constituents of the MSCI Europe Index under the Global Investable Market Indices methodology.

The investability screens used to determine the Investable Equity Universe in each market are as follows:

(i)	Equity Universe Minimum Size Requirement: This investability screen is applied at the company level. In order to be included in a Market Investable Equity Universe, a company must have the required minimum full market capitalization. A company will meet this requirement if its cumulative free float-adjusted market capitalization is within the top 99% of the sorted Equity Universe.

(ii)	Equity Universe Minimum Float-Adjusted Market Capitalization Requirement: This investability screen is applied at the individual security level. To be eligible for inclusion in a Market Investable Equity Universe, a security must have a free float-adjusted market capitalization equal to or higher than 50% of the Equity Universe Minimum Size Requirement.

(iii)	DM and EM Minimum Liquidity Requirement: This investability screen is applied at the individual security level. To be eligible for inclusion in a Market Investable Equity Universe, a security must have adequate liquidity. The Annualized Traded Value Ratio (“ATVR”), a measure that offers the advantage of screening out extreme daily trading volumes and taking into account the free float-adjusted market capitalization size of securities, is used to measure liquidity. In the calculation of the ATVR, the trading volumes in depository receipts associated with that security, such as ADRs or GDRs, are also considered. A minimum liquidity level of 20% ATVR is required for inclusion of a security in a Market Investable Equity Universe of a Developed Market, and a minimum liquidity level of 15% ATVR is required for inclusion of a security in a Market Investable Equity Universe of an Emerging Market.

(iv)

Global Minimum Foreign Inclusion Factor Requirement: This investability screen is applied at the individual security level. To be eligible for inclusion in a Market Investable Equity Universe, a security’s Foreign Inclusion Factor (“FIF”) must reach a certain threshold. The FIF of a security is defined as the proportion of shares outstanding that is available for purchase in the public equity markets by international investors. This proportion accounts for the available free float of and/or the foreign ownership limits applicable to a specific security (or company). In general, a security must have an FIF equal to or larger than 0.15 to be eligible for inclusion in a Market Investable Equity Universe. Exceptions to this general rule are made only in the limited cases where the exclusion of securities of a very large company would compromise the MSCI EAFE® Index’s ability to fully and fairly represent the characteristics of the underlying market.

(v)	Minimum Length of Trading Requirement: This investability screen is applied at the individual security level. For an initial public offering (“IPO”) to be eligible for inclusion in a Market Investable Equity Universe, the new issue must have started trading at least four months before the implementation of the initial construction of the index or at least three months before the implementation of a Semi-Annual Index Review. This requirement is applicable to small new issues in all markets. Large IPOs are not subject to the Minimum Length of Trading Requirement and may be included in a Market Investable Equity Universe and the Standard Index outside of a Quarterly or Semi-Annual Index Review.

Defining Market Capitalization Size Segments for Each Market

Once a Market Investable Equity Universe is defined, it is segmented into the following size-based indices:

•	Investable Market Index (Large + Mid + Small)

•	Standard Index (Large + Mid)

•	Large Cap Index

•	Mid Cap Index

•	Small Cap Index

Creating the Size Segment Indices in each market involves the following steps: (i) defining the Market Coverage Target Range for each size segment; (ii) determining the Global Minimum Size Range for each size segment; (iii) determining the Market Size-Segment Cutoffs and associated Segment Number of Companies; (iv) assigning companies to the size segments; and (v) applying final size-segment investability requirements and index continuity rules.

Index Continuity Rules for the Standard Indices

In order to achieve index continuity, as well as provide some basic level of diversification within a market index, notwithstanding the effect of other index construction rules, a minimum number of five constituents will be maintained for a DM Standard Index and a minimum number of three constituents will be maintained for an EM Standard Index.

If after the application of the index construction methodology, a Standard Index contains fewer than five securities in a Developed Market or three securities in an Emerging Market, then the largest securities by free float-adjusted market capitalization are added to the Standard Index in order to reach five constituents in that Developed Market or three in that Emerging Market. At subsequent Index Reviews, if the free float-adjusted market capitalization of a non-index constituent is at least 1.50 times the free float-adjusted market capitalization of the smallest existing constituent after rebalancing, the larger free float-adjusted market capitalization security replaces the smaller one.

Creating Style Indices within Each Size Segment

All securities in the investable equity universe are classified into Value or Growth segments using the MSCI Global Value and Growth methodology.

Classifying Securities under the Global Industry Classification Standard

All securities in the Global Investable Equity Universe are assigned to the industry that best describes their business activities. To this end, MSCI has designed, in conjunction with Standard & Poor’s, the Global Industry Classification Standard. Under the GICS, each company is assigned uniquely to one sub-industry according to its principal business activity. Therefore, a company can belong to only one industry grouping at each of the four levels of the GICS.

Index Maintenance

The MSCI Global Investable Market Indices are maintained with the objective of reflecting the evolution of the underlying equity markets and segments on a timely basis, while seeking to achieve index continuity, continuous investability of constituents and replicability of the indices, and index stability and low index turnover.

In particular, index maintenance involves:

(i)	Semi-Annual Index Reviews (“SAIRs”) in May and November of the Size Segment and Global Value and Growth Indices which include:

•	Updating the indices on the basis of a fully refreshed Equity Universe.

•	Taking buffer rules into consideration for migration of securities across size and style segments.

•	Updating FIFs and Number of Shares (“NOS”).

The objective of the SAIRs is to systematically reassess the various dimensions of the Equity Universe for all markets on a fixed semi-annual timetable. A SAIR involves a comprehensive review of the Size Segment and Global Value and Growth Indices.

(ii)	Quarterly Index Reviews (“QIRs”) in February and August of the Size Segment Indices aimed at:

•	Including significant new eligible securities (such as IPOs that were not eligible for earlier inclusion) in the index.

•	Allowing for significant moves of companies within the Size Segment Indices, using wider buffers than in the SAIR.

•	Reflecting the impact of significant market events on FIFs and updating NOS.

QIRs are designed to ensure that the indices continue to be an accurate reflection of the evolving equity marketplace. This is achieved by a timely reflection of significant market driven changes that were not captured in the index at the time of their actual occurrence but are significant enough to be reflected before the next SAIR. QIRs may result in additions or deletions due to migration to another Size Segment Index, and changes in FIFs and in NOS. Only additions of significant new investable companies are considered, and only for the Standard Index. The buffer zones used to manage the migration of companies from one segment to another are wider than those used in the SAIR. The style classification is reviewed only for companies that are reassigned to a different size segment.

(iii)	Ongoing event-related changes. Ongoing event-related changes to the indices are the result of mergers, acquisitions, spin-offs, bankruptcies, reorganizations and other similar corporate events. They can also result from capital reorganizations in the form of rights issues, bonus issues, public placements and other similar corporate actions that take place on a continuing basis. These changes generally are reflected in the indices at the time of the event. Significantly large IPOs are included in the indices after the close of the company’s tenth day of trading.

Announcement Policy

The results of the SAIRs are announced at least two weeks in advance of their effective implementation dates as of the close of the last business day of May and November.

The results of the QIRs are announced at least two weeks in advance of their effective implementation dates as of the close of the last business day of February and August.

All changes resulting from corporate events are announced prior to their implementation.

The changes are typically announced at least ten business days prior to the changes becoming effective in the indices as an “expected” announcement, or as an “undetermined” announcement, when the effective dates are not known yet or when aspects of the event are uncertain. MSCI sends “confirmed” announcements at least two business days prior to events becoming effective in the indices, provided that all necessary public information concerning the event is available. The full list of all new and pending changes is delivered to clients on a daily basis, at 5:30 p.m., US Eastern Time.

In exceptional cases, events are announced during market hours for same or next day implementation. Announcements made by MSCI during market hours are usually linked to late company disclosure of corporate events or unexpected changes to previously announced corporate events.

In the case of secondary offerings representing more than 5% of a security’s number of shares for existing constituents, these changes will be announced prior to the end of the subscription period when possible and a subsequent announcement confirming the details of the event (including the date of implementation) will be made as soon as the results are available.

Both primary equity offerings and secondary offerings for U.S. securities, representing at least 5% of the security’s number of shares, will be confirmed through an announcement during market hours for next day or shortly after implementation, as the completion of the events cannot be confirmed prior to the notification of the pricing.

Early deletions of constituents due to bankruptcy or other significant cases are announced as soon as practicable prior to their implementation.

Index Calculation

The MSCI Emerging Markets IndexSM Index is calculated using the Laspeyres’ concept of a weighted arithmetic average together with the concept of chain-linking. As a general principle, today’s MSCI Emerging Markets IndexSM level is obtained by applying the change in the market performance to the previous period MSCI Emerging Markets IndexSM level.

PriceIndexLevelUSDt = PriceIndexLevelUSDt-1 ×	IndexAdjustedMarketCapUSDt
IndexInitialMarketCapUSDt

PriceIndexLevelLocalt = PriceIndexLevelLocalt-1 ×	IndexAdjustedMarketCapForLocalt
IndexInitialMarketCapUSDt

Where:

•	PriceIndexLevelUSDt-1 is the Price Index level in USD at time t-1

•	IndexAdjustedMarketCapUSDt is the Adjusted Market Capitalization of the index in USD at time t

•	IndexInitialMarketCapUSDt is the Initial Market Capitalization of the index in USD at time t

•	PriceIndexLevelLocalt-1 is the Price Index level in local currency at time t-1

•	IndexAdjustedMarketCapForLocalt is the Adjusted Market Capitalization of the index in USD converted using FX rate as of t-1 and used for local currency index at time t

Note: IndexInitialMarketCapUSD was previously called IndexUnadjustedMarketCapPreviousUSD

Security Price Index Level

SecurityPriceIndexLevel1 = SecurityPriceIndexLevelt-1 ×	SecurityAdjustedMarketCapForLocalt
SecurityInitialMarketCapUSDt

SecurityAdjustedMarketCapForLocalt =	IndexNumberOfSharest -1 × PricePerSharet × InclusionFactort × PAFt	×	ICIt
	FXratet-1		ICIt-1

SecurityInitialMarketCapUSDt =	IndexNumberOfSharest -1 × PricePerSharet-1 × InclusionFactort
FXratet-1

Where:

•	SecurityPriceIndexLevelt-1 is Security Price Index level at time t-1

•	SecurityAdjustedMarketCapForLocalt is the Adjusted Market Capitalization of security s in USD converted using FX rate as of t-1

•	SecurityInitialMarketCapUSDt is the Initial Market Capitalization of security s in USD at time t

•	IndexNumberOfSharest-1 is the number of shares of security s at time t-1.

•	PricePerSharet is the price per share of security s at time t.

•	PricePerSharet -1 is the price per share of security s at time t-1.

•

InclusionFactort is the inclusion factor of security s at time t. The inclusion factor can be one or the combination of the following factors: Foreign Inclusion Factor, Domestic Inclusion Factor Growth Inclusion Factor, Value Inclusion Factor, Index Inclusion Factor.

•	PAFt is the Price Adjustment Factor of security s at time t.

•	FXratet-1 is the FX rate of the price currency of security s vs USD at time t-1. It is the value of 1 USD in foreign currency.

•

ICIt is the Internal Currency Index of price currency at time t. The ICI is different than 1 when a country changes the internal value of its currency (e.g. from Turkish Lira to New Turkish Lira – ICI = 1,000,000).

ICIt-1 is the Internal Currency Index of price currency at time t-1.

Index Market Capitalization

IndexAdjustedMarketCapUSDt =	S	Index Number of Sharest-1 × Price Per Sharet × Inclusion Factort × PAFt
	seI,t	FXratet

IndexAdjustedMarketForLocalt =	S	(	Index Number of Sharest-1 × Price Per Sharet × Inclusion Factort × PAFt	×	ICIt	)
	seI,t		FXratet-1		ICIt-1

IndexInitialMarketCapUSDt =	S	Index Number of Sharest-1 × Price Per Sharet-1 × Inclusion Factort
	seI,t	FXratet-1

Where:

•	IndexNumberOfSharest-1 is the number of shares of security s at time t-1.

•	PricePerSharet is the price per share of security s at time t.

•	PricePerSharet -1 is the price per share of security s at time t-1.

•

InclusionFactort is the inclusion factor of security s at time t. The inclusion factor can be one or the combination of the following factors: Foreign Inclusion Factor, Domestic Inclusion Factor Growth Inclusion Factor, Value Inclusion Factor, Index Inclusion Factor.

•	PAFt is the Price Adjustment Factor of security s at time t.

•	FXratet is the FX rate of the price currency of security s vs USD at time t. It is the value of 1 USD in foreign currency.

•	FXratet-1 is the FX rate of the price currency of security s vs USD at time t-1. It is the value of 1 USD in foreign currency.

•

ICIt is the Internal Currency Index of price currency at time t. The ICI is different than 1 when a country changes the internal value of its currency (e.g. from Turkish Lira to New Turkish Lira – ICI = 1,000,000).

•	ICIt-1 is the Internal Currency Index of price currency at time t-1.

Corporate Events

Mergers and Acquisitions. As a general principle, MSCI implements M&As as of the close of the last trading day of the acquired entity or merging entities (last offer day for tender offers), regardless of the status of the securities (index constituents or non-index constituents) involved in the event. MSCI uses market prices for implementation. This principle applies if all necessary information is available prior to the completion of the event and if the liquidity of the relevant constituent(s) is not expected to be significantly diminished on the day of implementation. Otherwise, MSCI will determine the most appropriate implementation method and announce it prior to the changes becoming effective in the indices.

Tender Offers. In tender offers, the acquired or merging security is generally deleted from MSCI Indices at the end of the initial offer period, when the offer is likely to be successful and / or if the free float of the security is likely to be substantially reduced (this rule is applicable even if the offer is extended), or once the results of the offer have been officially communicated and the offer has been successful and the security’s free float has been substantially reduced, if all required information is not available in advance or if the offer’s outcome is uncertain. The main factors considered by MSCI when assessing the outcome of a tender offer (not in order of importance) are: the announcement of the offer as friendly or hostile, a comparison of the offer price to the acquired security’s market price, the recommendation by the acquired company’s board of directors, the major shareholders’ stated intention whether to tender their shares, the required level of acceptance, the existence of pending regulatory approvals, market perception of the transaction, official preliminary results if any, and other additional conditions for the offer.

If a security is deleted from an index, the security will not be reinstated immediately after its deletion even when the tender offer is subsequently declared unsuccessful and/or the free float of the security is not substantially reduced. It may be reconsidered for index inclusion in the context of a quarterly index review or annual full country index review. MSCI uses market prices for implementation.

Late Announcements of Completion of Mergers and Acquisitions. When the completion of an event is announced too late to be reflected as of the close of the last trading day of the acquired or merging entities, implementation occurs as of the close of the following day or as soon as practicable thereafter. In these cases, MSCI uses a calculated price for the acquired or merging entities. The calculated price is determined using the terms of the transaction and the price of the acquiring or merged entity, or, if not appropriate, using the last trading day’s market price of the acquired or merging entities.

Conversions of Share Classes. Conversions of a share class into another share class resulting in the deletion and/or addition of one or more classes of shares are implemented as of the close of the last trading day of the share class to be converted.

Spin-Offs. On the ex-date of a spin-off, a PAF is applied to the price of the security of the parent company. The PAF is calculated based on the terms of the transaction and the market price of the spun-off security. If the spun-off entity qualifies for inclusion, it is included as of the close of its first trading day. If appropriate, MSCI may link the price history of the spun-off security to a security of the parent company.

In cases of spin-offs of partially-owned companies, the post-event free float of the spun-off entity is calculated using a weighted average of the existing shares and the spun-off shares, each at their corresponding free float. Any resulting changes to FIFs and/or DIFs are implemented as of the close of the ex-date.

When the spun-off security does not trade on the ex-date, a “detached” security is created to avoid a drop in the free float-adjusted market capitalization of the parent entity, regardless of whether the spun-off security is added or not. The detached security is included until the spun-off security begins trading, and is deleted thereafter. Generally, the value of the detached security is equal to the difference between the cum price and the ex price of the parent security.

Corporate Actions. Corporate actions such as splits, bonus issues and rights issues, which affect the price of a security, require a price adjustment. In general, the PAF is applied on the ex-date of the event to ensure that security prices are comparable between the ex-date and the cum date. To do so, MSCI adjusts for the value of the right and/or the value of the special assets that are distributed. In general, corporate actions do not impact the free float of the securities because the distribution of new shares is carried out on a pro rata basis to all existing shareholders. Therefore, MSCI will generally not implement any pending number of shares and/or free float updates simultaneously with the event.

If a security does not trade for any reason on the ex-date of the corporate action, the event will be generally implemented on the day the security resumes trading.

Share Placements and Offerings. Changes in number of shares and FIF resulting from primary equity offerings representing more than 5% of the security’s number of shares are generally implemented as of the close of the first trading day of the new shares, if all necessary information is available at that time. Otherwise, the event is implemented as soon as practicable after the relevant information is made available. A primary equity offering involves the issuance of new shares by a company. Changes in number of shares and FIF resulting from primary equity offerings representing less than 5% of the security’s number of shares are deferred to the next regularly scheduled Quarterly Index Review following the completion of the event. For public secondary offerings of existing constituents representing more than 5% of the security’s number of shares, where possible, MSCI will announce these changes and reflect them shortly after the results of the subscription are known. Secondary public offerings that, given lack of sufficient notice, were not reflected immediately will be reflected at the next Quarterly Index Review. Secondary offerings involve the distribution of existing shares of current shareholders’ in a listed company and are usually pre-announced by a company or by a company’s shareholders and open for public subscription during a pre-determined period.

Debt-to-Equity Swaps. In general, large debt-to-equity swaps involve the conversion of debt into equity originally not convertible at the time of issue. In this case, changes in numbers of shares and subsequent FIF and/or DIF changes are implemented as of the close of the first trading day of the newly issued shares, or shortly thereafter if all necessary information is available at the time of the swap. In general, shares issued in debt-to-equity swaps are assumed to be issued to strategic investors. As such, the post event free float is calculated on a pro forma basis assuming that all these shares are non-free float. Changes in numbers of shares and subsequent FIF and/or DIF changes due to conversions of convertible bonds or other convertible instruments, including periodical conversions of preferred stocks and small debt-to-equity swaps are implemented as part of the quarterly index review.

Suspensions and Bankruptcies. MSCI will remove from the MSCI Equity Index Series as soon as practicable companies that file for bankruptcy, companies that file for protection from their creditors and/or are suspended and for which a return to normal business activity and trading is unlikely in the near future. When the primary exchange price is not available, MSCI will delete securities at an over the counter or equivalent market price when such a price is available and deemed relevant. If no over the counter or equivalent price is available, the security will be deleted at the smallest price (unit or fraction of the currency) at which a security can trade on a given exchange. For securities that are suspended, MSCI will carry forward the market price prior to the suspension during the suspension period.

License Agreement with MSCI

We have entered into an agreement with MSCI providing us and certain of our affiliates or subsidiaries identified in that agreement with a non-exclusive license and, for a fee, with the right to use the Emerging Markets Index, which is owned and published by MSCI, in connection with certain securities, including the ROS.

The ROS are not sponsored, endorsed, sold or promoted by MSCI. Neither MSCI nor any other party makes any representation or warranty, express or implied to the owners of the ROS or any member of the public regarding the advisability of investing in securities generally or in the ROS particularly, or the ability of the Emerging Markets Index to track general stock market performance. MSCI is the licensor of certain trademarks, service marks and trade names of MSCI and of the Emerging Markets Index, which index is determined, composed and calculated by MSCI without regard to the issuer of the ROS. MSCI has no obligation to take the needs of the issuer of the ROS or the holders of the ROS into consideration in determining, composing or calculating the Emerging Markets Index. MSCI is not responsible for and has not participated in the determination of the timing, prices or quantities of the ROS to be issued. Neither MSCI nor any other party has an obligation or liability to owners of these ROS in connection with the administration, marketing or trading of the ROS.

THE MSCI INDICES ARE THE EXCLUSIVE PROPERTY OF MSCI. MSCI AND THE MSCI INDEX NAMES ARE SERVICE MARK(S) OF MSCI OR ITS AFFILIATES AND HAVE BEEN LICENSED FOR USE FOR CERTAIN PURPOSES BY DEUTSCHE BANK AG (THE “LICENSEE”). THE ROS ARE NOT SPONSORED, ENDORSED OR PROMOTED BY MSCI, ANY AFFILIATE OF MSCI OR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX, AND MSCI BEARS NO LIABILITY WITH RESPECT TO THE ROS. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, TO THE HOLDERS OF THE ROS OR ANY MEMBER OF THE PUBLIC REGARDING THE ADVISABILITY OF INVESTING IN SECURITIES GENERALLY OR IN THE ROS PARTICULARLY OR THE ABILITY OF ANY MSCI INDEX TO TRACK CORRESPONDING STOCK MARKET PERFORMANCE. MSCI OR ITS AFFILIATES ARE THE LICENSORS OF CERTAIN TRADEMARKS, SERVICE MARKS AND TRADE NAMES AND OF THE MSCI INDICES WHICH ARE DETERMINED, COMPOSED AND CALCULATED BY MSCI WITHOUT REGARD TO THE ROS OR THE ISSUER OR HOLDERS OF THE ROS. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX HAS ANY OBLIGATION TO TAKE THE NEEDS OF THE ISSUER OR HOLDERS OF THE ROS INTO CONSIDERATION IN DETERMINING, COMPOSING OR CALCULATING THE MSCI INDICES. NEITHER MSCI, ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX IS RESPONSIBLE FOR OR HAS PARTICIPATED IN THE DETERMINATION OF THE TIMING, PRICES OR QUANTITIES OF THE ROS TO BE ISSUED. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, THE MAKING OR COMPILING ANY MSCI INDEX HAS ANY OBLIGATION OR LIABILITY TO THE HOLDERS OF THE ROS IN CONNECTION WITH THE ADMINISTRATION, MARKETING OR OFFERING OF THE ROS.

ALTHOUGH MSCI SHALL OBTAIN INFORMATION FOR INCLUSION IN OR FOR USE IN THE CALCULATION OF THE MSCI INDICES FROM SOURCES WHICH MSCI CONSIDERS RELIABLE, NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO MAKING OR COMPILING ANY MSCI INDEX WARRANTS OR GUARANTEES THE ORIGINALITY, ACCURACY AND/OR THE COMPLETENESS OF ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX MAKES ANY WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY LICENSEE, LICENSEE’S CUSTOMERS OR COUNTERPARTIES, THE ISSUER, HOLDERS OF THE ROS, OR ANY OTHER PERSON OR ENTITY, FROM THE USE OF ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN IN CONNECTION WITH THE RIGHTS LICENSED HEREUNDER OR FOR ANY OTHER USE. NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX SHALL HAVE ANY LIABILITY FOR ANY ERRORS, OMISSIONS OR INTERRUPTIONS OF OR IN CONNECTION WITH ANY MSCI INDEX OR ANY DATA INCLUDED THEREIN. FURTHER, NEITHER MSCI, ANY OF ITS AFFILIATES NOR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX MAKES ANY EXPRESS OR IMPLIED WARRANTIES OF ANY KIND, AND MSCI, ANY OF ITS AFFILIATES AND ANY OTHER PARTY INVOLVED IN, OR RELATED TO MAKING OR COMPILING ANY MSCI INDEX HEREBY EXPRESSLY DISCLAIM ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, WITH RESPECT TO ANY MSCI INDEX AND ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT SHALL MSCI, ANY OF ITS AFFILIATES OR ANY OTHER PARTY INVOLVED IN, OR RELATED TO, MAKING OR COMPILING ANY MSCI INDEX HAVE ANY LIABILITY FOR ANY DIRECT, INDIRECT, SPECIAL, PUNITIVE, CONSEQUENTIAL OR ANY OTHER DAMAGES (INCLUDING LOST PROFITS) EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

NO PURCHASER, SELLER OR HOLDER OF THE ROS, OR ANY OTHER PERSON OR ENTITY, SHOULD USE OR REFER TO ANY MSCI TRADE NAME, TRADEMARK OR SERVICE MARK TO SPONSOR, ENDORSE, MARKET OR PROMOTE THE ROS WITHOUT FIRST CONTACTING MSCI TO DETERMINE WHETHER MSCI’S PERMISSION IS REQUIRED. UNDER NO CIRCUMSTANCES MAY ANY PERSON OR ENTITY CLAIM ANY AFFILIATION WITH MSCI WITHOUT THE PRIOR WRITTEN PERMISSION OF MSCI.

Supplemental Plan of Distribution

UBS Financial Services Inc. and its affiliates, and Deutsche Bank Securities Inc., acting as agents for Deutsche Bank AG, will receive or allow as a concession or reallowance to other dealers discounts and commissions of $0.175 per $10.00 ROS. We have agreed that UBS Financial Services Inc. may sell all or part of the ROS that it purchases from us to its affiliates at the price to the public indicated on the cover of this free writing prospectus minus a concession not to exceed the discounts and commissions indicated on the cover. See “Underwriting” in the accompanying product supplement.